EXHIBIT 1

                               Dated 30 June 2000
                               ------------------


                 (1)      CMEC GE CAPITAL CHINA INDUSTRIAL
                          HOLDINGS LIMITED

                 (2)      BEIJING HOLDINGS LIMITED


                            -----------------------
                                A G R E E M E N T

                        for Sale and Purchase of Share in

                         CMEC CERAMICS HOLDINGS LIMITED

                            -----------------------


                                Victor Chu & Co.
                              19th Floor, Tower II
                                   The Gateway
                                 25 Canton Road
                                    Hong Kong


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THIS AGREEMENT is made on 30 June 2000


BETWEEN:

(1) CMEC GE CAPITAL CHINA INDUSTRIAL HOLDINGS LIMITED of P.O. Box 309, Grand Cayman, Cayman Islands, British West Indies (the "SELLER"); and

(2) BEIJING HOLDINGS LIMITED of Room 3401-3412, West Tower, Shun Tak Centre, 200 Connaught Road Central, Hong Kong (the "BUYER").

WHEREAS:

(A) CMEC Ceramics Holdings Limited is a company incorporated under the laws of the British Virgin Islands on 30 April 1996 with company no. 184022 (the "COMPANY") with an authorized capital of US$50,000 and issued capital of US$1 represented by one share of US$1 (the "SHARE").

(B) The Company holds 974,576 shares of Tramford International Limited, and such shares represent the only asset of the Company.

(C) The parties hereto agree to carry out the transaction on the terms and conditions as set out herein.

IT IS HEREBY AGREED as follows:

1.       SALE AND PURCHASE

         1.1 Subject to the terms hereof, the Seller shall sell, and the Buyer shall buy, the Share being the entire issued share capital of the Company as at the date hereof held by the
                  Seller free from all liens, charges and third party encumbrances and with all rights attaching thereto at the price of US$2,500,000, and such sale and purchase shall be completed immediately following execution of this Agreement.

         1.2 At completion pursuant to Clause 1.1, upon receipt of the consideration of US$2,500,000 the Seller shall:

                  (a) deliver to the Buyer a duly executed instrument of transfer of the Share in favour of the Buyer, the share certificate representing the Share together with any other documents which may be necessary to transfer good title to the Share to the Buyer and together with all other corporate seals, registers, books and records of the Company;

                  (b) procure that all the existing directors, secretary, auditors and other officers (if any) of the Company shall resign and each of them shall acknowledge that he shall have no claim against the Company for loss of office or otherwise;

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                  (c)      procure a board  meeting of the Company to be held at
                           which resolutions shall be passed:-

                           (i) to approve the transfer of the Share to the Buyer, or as it shall direct, and the issue of a new share certificate therefor;

                           (ii) to accept the resignation of the directors, secretary, auditors and officers (if any) or the Company referred to in Clause 1.2(b) above and to appoint as new directors, secretary, auditors and officers of the Company, such persons as the Buyer may require, all with effect from the close of business of the meeting;

                           (iii) to change the registered office address of the Company as the Buyer may require'

                           (iv)     to  change  the  registered   agent  in  the
                                    British Virgin Islands of the Buyer as the Buyer may require;

                           (v) to deal with and resolve upon such matters in connection with the sale and purchase of the Shares as the Buyer shall reasonably require; and

                  (d)      take all  necessary  steps  to  engage  the  Buyer to
                           become   the  owner  of  the  legal  and   beneficial
                           interests of the Share.

2.       WARRANTIES

         2.1 The Seller hereby represents and warrants to the Buyer as follows:

                  (a) as at the date hereof, the Company has an authorized share capital of US$50,000 and issued share capital of US$1 represented by one ordinary share of US$1;

                  (b) the Share is issued fully paid and beneficially owned by the Seller free from all liens, charges or third party encumbrances;

                  (c) the Company is duly incorporated and has been in compliance with all applicable laws and regulations of the British Virgin Island and elsewhere and there is not any order, decree or judgment of any court or any governmental body of British Virgin Islands or of any other jurisdiction made against the Company or any outstanding tax liability of whichever jurisdiction;

                  (d)      the  Company   holds   974,576   shares  of  Tramford
                           International Limited, and such shares represent the only asset of the Company;

                  (e) the Company has no actual, contingent or potential liabilities and has no outstanding obligations under any contract or otherwise; and

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                  (f)      the statutory  books and registers of the Company are
                           fully written up (other than to reflect the terms of this transaction) and are kept in the British Virgin Islands.

3.       GENERAL

         3.1 This Agreement shall be binding upon and enure to the benefit of the successors of the parties hereto.

         3.2 This Agreement constitutes the whole agreement between the parties hereto relating to its subject matter and no variations of this Agreement shall be effective unless agreed by and made in writing signed by the parties.

         3.3 At any time after the date hereof the Seller shall, at the request and cost of the Buyer, do such further acts and things as the Buyer may reasonably require for the purpose of vesting all the interests of the Share in the Buyer and giving to the Buyer the full benefit of this Agreement.

         3.4 All communications in connection with this Agreement must be in writing and left at the address of the addressee or sent by ordinary post (airmail if outside Hong Kong) to the address of the addressee or by facsimile.

         3.5 This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the People's Republic of China ("HONG KONG") and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of Hong Kong.

AS WITNESS the hands of the duly authorised representatives of the parties the day and year first written above.

SIGNED BY                            )
                                     )
for and on behalf of                 )
CMEC GE CAPITAL CHINA                )
INDUSTRIAL HOLDINGS LIMITED          )



SIGNED BY                            )  for and on behalf of
                                     )  BEIJING HOLDINGS LIMITED
for and on behalf of                 )
BEIJING HOLDINGS LIMITED             )
                                     )  -----------------------------------
                                               Authorized Signatures
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